UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 30, 2006
LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
12300 Liberty Boulevard, Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (303) 220-6600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
               (e) Compensatory Arrangements of Certain Officers
               Liberty Global Europe Ltd. (“LGE”), a subsidiary of Liberty Global, Inc. (“LGI”), has entered into an Executive Service Agreement, dated November 30, 2006, with Ms. Miranda Curtis. The agreement provides for Ms. Cutis’s continued employment as President of Liberty Global Japan, a division of LGI. The agreement continues until terminated by either party upon six months notice, subject to certain exceptions. Pursuant to the agreement, Ms. Curtis is to continue to receive her annual base salary of £422,200, which is subject to annual review and may be adjusted upward. The agreement provides for a six-month severance payment if Ms. Curtis is terminated without cause, provided Ms. Curtis signs a release. If LGE terminates Ms. Curtis’s employment for any reason other than cause on less than six-month’s notice, (i) Ms. Curtis would become entitled to receive the six-month severance payment noted above plus an additional cash payment equal to Ms. Curtis’s current salary and benefits for the period equal to six months less the amount of notice given, provided Ms. Curtis signs a release, and (ii) all equity awards of LGI then held by Ms. Curtis would continue to vest for the shorter of six months and any unexpired period of the six-month notice period on the date of termination.
               The foregoing description of the Executive Service Agreement is qualified in its entirety by reference to the full text of that agreement, which is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
               (d) Exhibits

Exhibit No.	Description
99.1	Executive Service Agreement, dated November 30, 2006, between Liberty Global Europe Ltd. and Miranda Curtis.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 4, 2006

LIBERTY GLOBAL, INC.

By:	/s/ Elizabeth M. Markowski

	Name:	Elizabeth M. Markowski
	Title:	Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Executive Service Agreement, dated November 30, 2006, between Liberty Global Europe Ltd. and Miranda Curtis.

3